CONTRACT FOR
INVESTMENT ADVISORY SERVICES

Agreement made January 24, 2002 between The Berwyn Funds, a Delaware business trust, having its principal place of business at 1189 Lancaster Avenue, Berwyn, Pennsylvania, herein referred to as the Fund, on behalf of the Berwyn Cornerstone Fund series of the Fund, herein referred to as the Series, and The Killen Group, Inc., a Pennsylvania corporation, having its principal place of business at 1189 Lancaster Avenue, Berwyn, Pennsylvania, herein referred to as the Adviser.

1.
The Fund is registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the provision of the Investment Company Act of 1940, as amended (the "Act"), and is qualified to engage in business under the Act and other applicable federal and state statutes.

2.
The Adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is engaged in the business of acting as an investment adviser and rendering research and advisory services.

3.	The Fund desires to retain the Adviser to render such services to the Fund with respect to the Series in the manner and on terms and conditions hereinafter set forth.

4.
Nothing contained herein shall be deemed to require the Fund to take any action contrary to its Certificate of Trust, Agreement and Declaration of Trust or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Fund of its responsibility for, and control of, the conduct of the affairs of the Fund.

For the reasons recited above, and in consideration of the mutual promises contained herein, the Fund and Adviser agree as follows:

SECTION ONE
INVESTMENT ADVICE AND OTHER SERVICES

a.         Adviser shall to the extent reasonably required in the conduct of business of the Fund with respect to the Series, place at the disposal of the Series, its judgement and experience and furnish to the Series advice and recommendations with respect to investments, investment policies, the purchase and sale of securities, and the management of the resources of the Series. Adviser shall also, from time to time, furnish to or place at the disposal of the Series such reports and information related to industries, businesses, corporations or securities as may be reasonably required by the Series or as Adviser may deem to be helpful to the Series in the administration of its investments.

b.         Adviser agrees to use its best efforts in the furnishing of such advice and recommendations and in the preparation of such reports and information, and for this purpose Adviser shall at all times maintain a staff of officers and other trained personnel for the performance of its obligations under this agreement. Adviser, may at its expense, employ other persons to furnish to Adviser statistical and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments and such information, advice and assistance as Adviser may desire.

c.         The Fund will from time to time furnish to Adviser detailed statements of the investments and resources of the Series and information as to its investment strategies and problems, and will make available to Adviser such registration statements, financial reports, proxy statements, and legal and other information relating to investments of the Series as may be in possession of the Fund or available to it.

SECTION TWO
COMPENSATION TO INVESTMENT ADVISER

a.         The Fund agrees to pay Adviser and Adviser agrees to accept, as full compensation for all services rendered by Adviser hereunder, a fee at an annual rate equal to 1.00% of the average daily net assets of the Series. The fee will be paid monthly in arrears.

b.         Adviser agrees that neither it nor any of its officers or Directors shall take any long or short position in the shares of beneficial interest in the Fund; provided that the Adviser or any of its officers or Directors may purchase shares of beneficial interest in the Fund at the price at which such shares are available to the public at the moment of purchase; and provided further that (1) such purchase is made for investment purposes only and (2) if any shares of beneficial interest in the Fund so purchased are resold within two months after the date of purchase, such fact will be immediately reported to the Fund.

SECTION THREE
PAYMENT OF EXPENSES

a.         The Adviser shall provide and furnish office space to the Fund and provide personnel to administer the operations of the Fund with respect to the Series. The Adviser shall pay all expenses associated with the sales promotion of shares of the Series. The Fund will pay all other expenses incurred in the operation of the Fund with respect to the Series .

b.         The Adviser hereby agrees to reduce its fees hereunder in any fiscal year of the Fund by any amount necessary to prevent expenses and liabilities of the Series (excluding taxes, interest, brokerage commissions and extraordinary expenses, determined by the Fund or Adviser for the Series, but inclusive of the Adviser's fee for the Series) from exceeding an annual rate of 2.00% of the average daily net assets of the Series. When the average daily net assets of the Series exceed $100 million, the Adviser hereby agrees to reduce its fees for the Series in any fiscal year by any amount necessary to prevent expenses and liabilities of the Series (excluding taxes, interest, brokerage commissions and extraordinary expenses, determined by the Fund or Adviser for the Series, but inclusive of the Adviser's fee for the Series) from exceeding an annual rate of 1.50% of the average daily net assets of the Series.

SECTION FOUR
DURATION; TERMINATION

a.         This agreement shall begin on the day and year first above written and shall continue in effect for a period of two years, if approved by vote of a majority of the outstanding voting securities of the Series. After the initial two years of this agreement, this agreement shall continue in effect from year to year, subject to the provisions for termination and all of the other terms and conditions hereof; provided that such continuation shall be specifically approved at least annually (i) by vote of a majority of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series, and (ii) by vote of a majority of the Trustees of the Fund who are not parties to this agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

b.         This agreement may be terminated by the Fund or the Adviser on sixty day's notice in writing by the party hereto, without the payment of any penalty; provided that such termination on the part of the Fund is authorized by resolution of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Series.

c.           This agreement shall automatically and immediately terminate in the event of its assignment.

d.           For the purposes of this agreement, the terms "interested persons," "vote of a majority of the outstanding voting securities," and "assignment" shall have the meanings as provided in the Act and the rules and regulations thereunder.

SECTION FIVE
AMENDMENT OF AGREEMENT

This agreement may be amended or modified to the extent, and in the manner, permitted by the Act and the rules and regulations adopted thereunder; provided that no amendment or modification of this agreement shall be effective unless the same shall be in writing and signed by all of the parties hereto.

In witness whereof, the parties have hereto caused this agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written.

The Berwyn Funds,	The Killen Group, Inc.
On behalf of its Berwyn
Cornerstone Fund series

By /s/ Kevin M. Ryan	By /s/ Robert E. Killen
Name: Kevin M. Ryan	Name: Robert E. Killen
Title: Secretary and Treasurer	Title: Chairman and CEO

FIRST AMENDMENT TO
THE CONTRACT FOR
INVESTMENT ADVISORY SERVICES

WHEREAS, The Berwyn Funds, a Delaware business trust (the “Trust”), on behalf of Berwyn Cornerstone Fund (the “Fund”), and The Killen Group, Inc. (the “Adviser”), all having their principal place of business at 1189 Lancaster Avenue, Berwyn, Pennsylvania, have entered into a Contract for Investment Advisory Services as of January 24, 2002 (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective July 1, 2010, the Trust, on behalf of the Fund, and the Adviser agree to amend the Agreement as follows:

1.	Section Two of the Agreement is hereby amended to read as follows:

“a.       The Fund agrees to pay Adviser and Adviser agrees to accept, as full compensation for all services rendered by Adviser hereunder, a fee at an annual rate equal to 0.85% of the average daily net assets of the Series.  The fee will be paid monthly in arrears.”

2.	Excepted as amended hereof, the Agreement shall remain in full force and effect.

 Executed this 1st day of July, 2010

THE BERWYN FUNDS

By:  /s/ Robert E. Killen
Robert E. Killen, Trustee

THE KILLEN GROUP, INC.

By:  /s/ Robert E. Killen
Robert E. Killen, Chairman and CEO